EXHIBIT

                            ASSET PURCHASE AGREEMENT

                            ASSET PURCHASE AGREEMENT



                                 By and Between

                           BXI CORPORATION, as Seller

                                       and

                      TAHO ENTERPRISES, INC., as Purchaser


                         Dated: As of September 24, 1999

                                    Business:

                           BXI Retail Barter Exchange

                                      INDEX
ARTICLE                                                                   PAGE
-------                                                                   ----

I        DEFINITIONS                                                         1
         -----------
         1.1.  Definitions                                                   1
               -----------

II       AGREEMENT TO PURCHASE AND SELL                                      4
         ------------------------------
         2.1.  Purchase and Sale                                             4
               -----------------

III      PURCHASE PRICE                                                      5
         --------------
         3.1.  Purchase Price                                                5
               --------------

IV       REPRESENTATIONS, WARRANTIES AND COVENANTS                           6
         -----------------------------------------
         4.1.  Seller's Representations and Warranties                       6
               ---------------------------------------
         4.2.  Seller's Covenants                                           12
               ------------------
         4.3.  Purchaser's Representations                                  14
               ---------------------------
         4.4.  Survival Beyond Closing                                      15
               -----------------------

V        INSPECTION PERIOD AND CLOSING DATE                                 15
         ----------------------------------
         5.1.  Inspection of Property                                       15
               ----------------------
         5.2.  Termination Rights                                           15
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         5.3.  Closing                                                      16
               -------

VI       PROPRIETARY INFORMATION                                            16
         -----------------------
         6.1.  Books and Records                                            16
               -----------------
         6.2.  Commercial Agreements and Exhibits                           16
               ----------------------------------
         6.3.  Confidentiality                                              17
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VII      CONDITIONS PRECEDENT                                               17
         ---------- ---------
         7.1.  Conditions Precedent to Purchaser's Obligations              17
               -----------------------------------------------
         7.2.  Conditions Precedent to Seller's Obligations                 17
               --------------------------------------------

VIII  EVENTS OCCURRING AT CLOSING18
         8.1.  Seller's Performance                                         18
               --------------------
         8.2.  Purchaser's Performance                                      19
               -----------------------

IX       PRORATIONS AND ADJUSTMENTS                                         19
         --------------------------
         9.1.  Prorations                                                   19
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         9.2.  Seller's Costs                                               22
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         9.3.  Purchaser's Costs                                            22
               -----------------
         9.4.  Initial Closing Statement                                    23
               -------------------------
         9.5.  Allocation of Purchase Price                                 23
               ----------------------------

X        OPERATIONS PRIOR TO CLOSING                                        23
         ---------------------------
         10.1.  Maintenance and Operations                                  23
                --------------------------

XI       RISK OF LOSS                                                       24
         ------------
         11.1.  General Statement                                           24
                -----------------
         11.2.  Procedure on Loss                                           24
                -----------------
         11.3.  Condemnation                                                24
                ------------

XII      LIABILITIES                                                        24
         -----------
         12.1.  Treatment of Seller's Liabilities                           24
                ---------------------------------

XIII     COMMISSION AND FEES                                                25
         -------------------
         13.1.  Indemnity                                                   25
                ---------

XIV      DEFAULT AND REMEDIES                                               25
         --------------------
         14.1   Deposit; Payment to Purchaser                               25
                -----------------------------
         14.2   Purchaser's Default; Liquidated Damages                     25
                ---------------------------------------
         14.3   Seller's Default                                            26
                ----------------

XV       RIGHTS OF ESCROW AGENT                                             27
         ----------------------
         15.1.  Rights of Escrow Agent                                      27
                ----------------------

XVI      MISCELLANEOUS PROVISIONS                                           29
         ------------------------
         16.1.  Integration of Agreement                                    29
                ------------------------
         16.2.  Binding Effect                                              29
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         16.3.  Waiver: Modification                                        29
                --------------------
         16.4.  Governing Law                                               29
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         16.5.  Headings                                                    29
                ---------
         16.6.  Counterparts                                                30
                ------------
         16.7.  Notices                                                     30
                -------
         16.8.  Assignment                                                  31
                ----------
         16.9.  Partial Invalidity                                          31
                ------------------
         16.10. Time of the Essence                                         31
                -------------------
         16.11. Termination                                                 32
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         16.12. Confidentiality                                             32
                ---------------
         16.13. Preservation of Goodwill                                    32
                ------------------------
         16.14. Arbitration                                                 33
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         16.15. Attorney's Fees                                             33
                ---------------
         16.16. Post Closing Cooperation                                    33
                ------------------------

                                LIST OF EXHIBITS

Exhibit A - Accounts Receivable

Exhibit B - Broker Contracts

Exhibit C - Client Contracts

Exhibit D - Employment Agreements

Exhibit E - Other Commercial Agreements

Exhibit F - FF&E

Exhibit G - Inventories

Exhibit H - Leases & Deposits

Exhibit I - Licenses and Permits

Exhibit J - Client Balances

Exhibit K - Accounts Payable and Other Liabilities

Exhibit L - Litigation or Proceedings

Exhibit M - Regarding Intangibles and Trade Secrets

                            ASSET PURCHASE AGREEMENT
                           BXI RETAIL BARTER EXCHANGE

THIS ASSET PURCHASE AGREEMENT (hereinafter called the "Agreement"), is entered into effective as of the 24th day of September, 1999, between BXI Corporation, a Nevada corporation, IME, Inc., a Nevada corporation, and ITEX Corporation, a Nevada corporation on the one hand, (hereinafter collectively referred to as the "Seller"), and TAHO Enterprises, Inc., a Massachusetts corporation on the other hand (hereinafter called the "Purchaser").

                                   WITNESSETH

In consideration of the mutual covenants, agreements, benefits and burdens hereinafter set forth, and other good and valuable consideration, paid by Purchaser to Seller, the receipt and sufficiency of which are hereby acknowledged, it is agreed that:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

1.1. Definitions. In this Agreement and Exhibits, the following terms shall have the following meanings:

           "Accounts Receivable" means all of the Seller's accounts receivable and any other rights to payment arising out of the operation of the Business (as hereafter defined) in the ordinary course of business and unpaid as of the Closing Date.

           "Assets" means all of the assets, properties, and businesses of BXI Corporation of every kind, character and description, whether tangible, intangible, real, personal or mixed, and wherever located, including (but not limited to); all of the goodwill; trade names of BXI and any variations thereof, including BX International Inc., Business Exchange International, BXI Trade Exchange; all computer code, passwords and related materials concerning BXI.cc and BXIcorp.com; barter memberships; Client lists; Client Contracts; Broker Contracts; Bank Accounts; Leases; leasehold improvements; furniture, fixtures and equipment; vehicles; Inventories; Accounts Receivable; Books and Records; Prepaid Expenses; Licenses and Permits; Intangibles; and all other assets, properties or rights of BXI Corporation of any kind, character or description owned, used or held for use (whether or not exclusively) in connection with BXI Corporation's Business, but excluding Commercial Agreements which are not assumed by Purchaser pursuant to the terms hereof.

           "Bank Accounts' means all of the bank or other accounts relating to the Business, including operating, reserve and other accounts, money-market accounts, certificates of deposit and similar accounts.

           "Books and Records" means all financial and other books and records ( including computer data) which are maintained by Seller or its agents in connection with the operation of the Business. The term includes all papers, statements, computerized database, information, writings and records in Seller's care, custody, or control relating to any or all of the Assets the Business and the operation thereof, including (but not limited to) all computer programs, records, blueprints, specifications, office manuals, software manuals, user guides, personnel and labor relation records, sales records, marketing materials and accounting and financial records.

           "Broker(s)" means all of the Area Brokers of BXI whether franchisees, licensees or independent contractors, however designated and wherever located, that have been or are part of the Business of Seller.

           "Broker Contracts" means all of the written contracts and agreements with each Broker relating to the Business.

           "Business" means all of the retail barter, corporate barter, trade exchange, media, account receivable or other credit or barter transactions, and any other businesses, activities and operations of Seller, however designated and wherever located.

           "Client" means all of the members, clients, customers, contractors, vendors, businesses or other persons who are users of Seller's barter exchange.

           "Client Contracts" means all of the written contracts with each Client relating to the Business.

           "Closing" and "Closing Date" shall have the meaning set forth in
           Section 5.3.

           "Commercial Agreements" shall mean all Broker Contracts, Client Contracts, Leases, employment, maintenance and service agreements, consulting agreements, franchise and license agreements, and all other written contracts and agreements oral or written relating to the Business.

           "Confidential Information" shall mean information, including (i) the terms and conditions of the transaction contemplated by this Agreement and (ii) the statements, computer output, agreements, documents and all other materials that Seller provides or makes available to Purchaser, or has provided or made available to Purchaser, with respect to Seller or the Business, or any portion thereof.

           "Deposit" shall have the meaning set forth in Section 3.2.

           "Effective Date" shall mean September 24, 1999.

           "Escrow Agent" shall mean any escrow agent acceptable to the parties.

           "FF&E" shall have the meaning set forth in Section 2.1.(e).

           "Governmental Authorities" shall mean the federal government, the State of California, all local jurisdictions in which the Business is conducted, and any governmental agency connected with any of them which has jurisdiction over the Business.

           "Inspection Period" shall mean that period of time commencing on the Effective Date through and including December 15, 1999.

           "Intangibles" means all goodwill, trade names, contract rights, trademarks, service marks, copyrights, patent rights, licenses, computer programs, BXI.cc, BXIcorp.com, mailing lists, client lists, proprietary information, logos, processes, techniques, brand names, trade secrets, technical know-how, choses in action and other intangibles, including (without limitation) (i) tort or insurance proceeds arising out of any damage or destruction of any of the assets between the Effective Date and the Closing Date (as hereinafter defined); (ii) all choses in action, claims, accounts and rights of Seller arising out of the Business; and (iii) all right, title, and interest of Seller in the Leases, contracts, and other Commercial Agreements to be assumed by Purchaser pursuant to the terms hereof which are used by Seller in (or owned by Seller and useful in) the operation of the Business, but excluding any Commercial Agreements not assumed by the Purchaser pursuant to the terms hereof.

           "Inventories" means all of Seller's inventory of barter credits or trade scrip (however designated) and all consumer merchandise, consignment merchandise, media and other inventory, and other goods and materials, a summary of which items currently on hand is attached hereto as Exhibit G (hereinafter referred to collectively as the "inventories"). Owned inventory and consignment merchandise shall be separately set forth in said Exhibit.

           "Leases" shall mean all real property leases and amendments thereto with respect to the Premises, equipment leases and all other leases, conditional sales contracts, option rights and licenses with respect to the Assets of Business.

           "Licenses and Permits" shall have the meaning set forth in Section 2.1(f).

           "Permits" shall mean approvals, certificates of occupancy, licenses and permits issued by Governmental Authorities which are used or relating to the ownership, operation, use or development of the Assets, Business or Premises.

           "Prepaid Expenses" shall mean all prepaid expenses and other prepaid items, credits, rights, benefits or similar assets arising out of the Business.

           "Premises" shall mean the leased office space at 3110 Empire Street, Burbank, California.

           "Property" shall mean the Assets, Business and Leased Premises of BXI Corporation in the most comprehensive way as described in Section 2.1.

           "Proprietary Information" shall mean the Books and Records and all other documents and materials, including all financial records and all sales and marketing information in connection with the management or operation of the Business.

           "Purchase Price" shall have the meaning set forth in Section 3.1.

           "Purchaser" shall mean TAHO Enterprises, Inc. or its permitted designee as hereafter defined.

           "Seller" shall only mean BXI Corporation when referring to the Assets, Business and Property of Seller which are the subject of the Agreement, and shall collectively refer to BXI Corporation, IME, Inc. and ITEX Corporation when referring to the rights, benefits, protections, obligations, representations, warranties and covenants of the parties hereto. IME, Inc. is the owner of all of the issued and outstanding shares of BXI Corporation (see Exhibit L) and ITEX Corporation is the sole shareholder of IME, Inc. Only the Assets, Business and Property of BXI Corporation are included in the sale and purchase hereunder. BXI Corporation is the sole transferor of these Assets, Business and Property to Purchaser. However, IME, Inc. and ITEX Corporation are included in the term "Seller" when referring to all of the rights, benefits, obligations and covenants set forth herein, including (without limitation) the indemnification provisions hereof based upon the ownership of BXI Corporation and IME, Inc. as set forth in this paragraph..

           "Seller Indemnitees" shall mean Seller and all of its directors, officers, employees, agents, attorneys, brokers and affiliates.

           "To Seller's knowledge" or words of similar import shall mean (i) the knowledge of Robert Bessler and Graham Norris, Jr. of BXI Corporation and Collins M. Christensen and Martin Tindall of ITEX Corporation, after making due inquiry; and (ii) all written information, data, reports, correspondence, and other written materials in Seller's possession pertaining to the Business.

                                   ARTICLE II
                         AGREEMENT TO PURCHASE AND SELL
                         ------------------------------

2.1 Purchase and Sale. Subject to and upon the terms and conditions hereinafter set forth, Purchaser hereby agrees to purchase from Seller, and Seller hereby agrees to sell to Purchaser, the following described property (hereinafter called the "Property"):

         All of the Assets of the Business, including (without limitation) all of the goodwill of the Business and all of the Accounts Receivable, Bank Accounts, Books and Records, Inventories and Intangibles.

         All of the Commercial Agreements of the Business, except any Commercial Agreements not assumed by Purchaser pursuant to the terms hereof.

         All of the leasehold interest and rights to the Premises upon which the Business is conducted, including (without limitation) all facilities, improvements, fixtures, signs, and logos used therein by Seller, together will all rights, easements, privileges and benefits in any way benefitting or appertaining thereto.

         All of Seller's right, title and interest in to (i) all leases and other occupancy agreements, and (ii) all leased systems and equipment under the Commercial Agreements, together, with respect to each, all security deposits and damage deposits, if any, deposited by Seller as tenants or lessees in connection with the Leases and Commercial Agreements ("Tenant Deposits"), except any Leases not assumed by Purchaser pursuant to the terms hereof.

         All of Seller's right, title and interest in and to all personal property owned by the Seller and used in the ownership, operation and maintenance of the Business or Premises including, without limitation, all of Seller's right, title and interest in and to all fixtures, chattels, furniture, furnishing, works of art, appliances, machinery, building supplies, files, vehicles, records, apparatus, equipment, computers and Inventories as well as Seller's right, title and interest in and to all other personal property presently located on and used in the operation of the Business (all of the above property included in the sale being hereinafter called "furniture, fixtures and equipment" or FF&E").

         The entire Business and all contract rights, permits, licensee, trade names, goodwill, Client base, Client lists, the Broker Contracts, Client Contracts, computer programs, and all other Assets (as broadly defined herein) relating to the Business, and the rights, fees, deposits and the services rendered in connection therewith.

                                   ARTICLE III
                                 PURCHASE PRICE
                                 --------------

3.1 Purchase Price. The purchase price (hereinafter called the "Purchase Price") for the Property shall be Four Million United States Dollars (US$4,000,000.00) payable as set forth herein, plus Purchaser's assumption of the liabilities and Leases and Commercial Agreements stated in Exhibit K hereto. Purchaser has made a deposit of One Hundred Fifty Thousand United States Dollars (US$150,000.00). The balance of the Purchase Price, subject to credits, adjustments and prorations in accordance with the terms of this Agreement, shall be paid to and as directed by Seller by wire transfer or certified bank funds on the Closing Date.

                                   ARTICLE IV
                    REPRESENTATIONS, WARRANTIES AND COVENANTS
                    -----------------------------------------

4.1.     Seller's Representations and Warranties.      Seller make the following
representations and warranties to Purchaser which shall remain true and correct as of the Closing.

                       (a) Authority of Seller. Seller has, and on the Closing Date will have, the right, power, and authority to enter into, deliver and perform under this Agreement and instruments and documents delivered or to be delivered by Seller hereunder and to sell the Assets and Business in accordance with the terms and conditions of this Agreement.

                       (b) Good Standing. Sellers ITEX Corporation and IME, Inc. and BXI Corporation are duly organized, validly existing and in good standing under the laws of the State of Nevada, and each has all requisite right and power to own and operate the Assets and Business.

                       (c) No Conflict. No consent or approval is required in order for Seller to consummate the transactions contemplated herein, except for formal shareholder approval of the sale of Assets which will be obtained from IME, Inc. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein will not conflict with, breach, result in a default under, or violate Seller's articles of incorporation, its bylaws or any material agreement to which Seller is a party or by which it or the Assets and Business to be transferred hereunder are or may be bound or affected in any manner.

                       (d) Compliance. The execution, delivery, and performance of this Agreement by Seller (i) shall not violate any applicable laws, regulations or rules, and (ii) shall not violate or constitute a breach of or default under any judicial or regulatory decree or order binding on Seller, or any contract, agreement, or instrument to which Seller is a party.

                       (e) Valid and Binding. This Agreement and all documents to be delivered by Seller pursuant to this Agreement, when executed and delivered, shall constitute the legal, valid, and binding obligation of Seller, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency, moratorium, or similar laws.

                       (f) Leases. To Seller's knowledge, there are no Leases in effect with respect to the Assets or Business or any portion thereof and to which Seller is a party, except as listed on Exhibit H. The copies of the Leases delivered to Purchaser by Seller during the Inspection Period are true, correct and complete copies, including amendments thereto. All of the Leases are valid and in full force, and there does not exist any default or event that would with or without notice or lapse of time or both constitute a default under any of these Leases.

                       (g) Commercial Agreements. Seller has attached a list of the Broker Contracts (Exhibit B), Client Contracts (Exhibit C), Employment Agreements (Exhibit D), and all other Commercial Agreements, including all consulting, service, maintenance and other contracts (Exhibit E) that are in effect and to which Seller is a party. In each Exhibit, Seller has set forth the names of the contracting parties, date and term and a general description of the type of agreement, including (without limitation) a statement of all of the material terms of any oral agreement. The copies of the Commercial Agreements delivered to Purchaser by Seller during the Inspection Period are true, correct and complete copies, including amendments thereto.

                       (h) Licenses and Permits. To Seller's knowledge, the permits and licenses listed on Exhibit I are all of the Licenses and Permits in effect with respect to the Assets and Business. Seller has not received any written notice from any Governmental Authorities that Seller or the Assets or Business are in violation of any of the Licenses and Permits.

                       (i) Accounts Receivable. Seller has attached hereto as Exhibit A a summary list of the Accounts Receivable as of the Effective Date referring to computer printouts supplied to Purchaser and setting forth the name of the obligor, balance, age of the receivable, the split with any Broker, and Seller's estimate of collectability for each material receivable. The Accounts Receivable reflected on Exhibit A and the Accounts Receivable created after the date thereof are valid and genuine and arise from bona fide sales and deliveries of goods, performance of services or other transactions in the ordinary course of Seller's Business. The Accounts Receivable are collectable in their full amounts in that Seller has not entered into any agreement to forgive or discount the amount listed in Exhibit A. Seller will provide an updated list of Accounts Receivable dated December 21, 1999.

                       (j) Books and Records. Seller has disclosed and made available to Purchaser all of the Books and Records relating to the Business. The copies of the Books and Records made by or for Purchaser during the Inspection Period are true, correct and complete copies. Seller shall disclose to Purchaser any material change in the Books and Records between the end of the Inspection Period and the Closing, at Closing.

                       (k) FF&E and Inventories. Seller has attached a list of the FF&E (Exhibit G) as of the Effective Date, including a description of owned, leased or consigned property, which represents all of the FF&E and Inventories owned by Seller and which are in good and operable condition, normal wear and tear excepted. Seller will provide an updated list of Inventories dated December 21, 1999.

                       (l) Intangibles. Seller owns the rights to its goodwill, other tangibles and any trademark, service mark, trade name, copyright, or brand name used in its Business except as otherwise disclosed in Exhibit M hereto. No person other than Seller owns any trademarks, trademark registrations, applications, service marks, trade names, copyrights, copyright registration, or applications or brand names, the use of which is necessary or contemplated in connection with the operation of the Business or the performance of any Commercial Agreement to which Seller is a party.

                       (m) Trade Secrets. Seller shall deliver to Purchaser the originals and all copies of all of the trade secrets and proprietary information used by Seller in, or owned by Seller and useful in, the operation of its Business, including all software, computer programs, mailing lists, Client lists, processes, know-how, and other technical data, including the specific location of each trade secret's documentation, and its complete description, specifications, charts, procedures, and other material relating to it. Each trade secret's documentation is current, accurate, and sufficient in detail and content to identify an explain and then to allow its full and proper use by Purchaser without reliance on the special knowledge or memory of others except as otherwise disclosed on Exhibit M hereto. The Seller is the sole owner of each of these trade secrets free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others. The Seller has taken all reasonable security measures to protect the secrecy, confidentiality, and value of these trade secrets. Any of Seller's employees and any other persons who, either alone or in concert with other, developed, invented, discovered, derived, programmed, or designed these secrets or who have knowledge of or access to information relating to them, have been put on notice and have entered into appropriate agreements that these secrets are proprietary to Seller and not to be divulged or misused. To Seller's knowledge, all these trade secrets are presently valid and protectable and have not been used, divulged, or appropriated for the benefit of any past or present employees or other persons to the detriment of Seller of the Business.

                       (n) Client Balances. Seller has delivered to Purchaser a list of the Client account balances on or about the Effective Date and as summarized on Exhibit J hereto. The Client account balances represent all of the account balances of Clients in the system and are not materially inaccurate. Seller will provide an updated list of Client account balances dated December 21, 1999.

                       (o) Liabilities. Seller has attached a list of the Payables (as defined in Section 9.1) and all other known liabilities relating to the Business as of on or about the Effective Date as Exhibit K hereto. Seller has included in Exhibit K a disclosure of all material contingent liabilities of the Business. Seller will provide an updated list of Payables and liabilities dated December 21, 1999.

                       (p) Litigation. Except as provided in Exhibit L, Seller is not a party to, either as plaintiff or defendant, and to Seller's knowledge, the Assets and Business are not the subject of, any litigation or administrative proceeding, by or before any court, governmental instrumentality or agency including, without limitation, any tax appeal, and Seller has not received any notice of threatened litigation if such litigation or proceeding affects the Assets or Business or if the result of such proceeding could be binding on Purchaser. The parties acknowledge and agree that Seller is engaged in litigation with Lee

Brandfass et. al. (Case No. 99-09114 Arizona Superior Court, Maricopa County). Purchaser has agreed to assume the liability for any settlement costs and legal or other fees in connection with this litigation from and after the Effective Date hereof. Purchaser will, if required, establish an escrow reserve to remove the preliminary injunction prohibiting the sale of Assets. Purchaser shall be allowed to negotiate a settlement with the plaintiffs and/or Saul Yarmak to end the litigation (at least as to Seller). Seller shall fully cooperate with Purchaser to defend the litigation in Seller's name, prevail in the litigation, minimize attorney's fees and other costs and/or reach a settlement. All litigation decisions from and after the Effective date shall be approved by Purchaser, which approval shall not be unreasonably withheld. Purchaser may intervene in the litigation at any time as the real party in interest. Seller shall assign its rights under the counterclaims against Yarmak and plaintiffs to Purchaser at any time upon the request of Purchaser.

                       The parties also acknowledge the commencement of arbitration before the American Arbitration Association in San Francisco, California, No. 74-181-1133-99 styled Barter Holdings, Inc., Claimant v. BXI Corporation, IME Corporation [sic] and ITEX Corporation, Respondents. The claim is for alleged breach of an Asset Purchase Agreement dated June 13, 1999 for the sale of the assets of BXI Corporation. Relief prayed for includes (i) for specific performance of the Purchase Agreement or, alternatively, refund of $100,000 deposit, transaction costs and benefit-of-the-bargain damages; (ii) general damages according to proof; and (iii) costs and attorneys fees. Purchaser is not assuming any liability or obligation in connection with this matter.

                       (q) Proprietary Information. To Seller's knowledge, the Proprietary Information made available to Purchaser prior to or during the Inspection Period is or will be either original copies or true, correct and complete photocopies thereof and constitute information necessary for Purchaser's examination as part of Purchaser's investigation during the Inspection Period.

                       (r) Compliance with Law. Seller has not received any notice or information indicating that the Assets or Business or an portion thereof are not in compliance with all laws, regulations, ordinances, or orders applicable thereto.

                       (s) Repair Obligations. Seller has not received any notice from any lessor, insurance company or Governmental Authority requiring any repairs or other construction work to be performed on or with respect to the Assets or Premises.

                       (t) Title to Personalty. Seller has good and marketable title to all of the Assets, Business, Accounts Receivable, Inventories, FF&E, Intangibles and other Assets (except as otherwise disclosed in writing), and such title shall be transferred to Purchaser at the Closing free of liens, security interests, leases, pledges, encumbrances, equities, restrictions, claims, conditions or agreements, except for those disclosed in Exhibit K or Exhibit L or in the other schedules or Exhibits to this Agreement and which are assumed by Purchaser as set forth in Exhibit K hereto. All the Assets are in good operating condition and repair, ordinary wear and tear excepted. Seller is in possession of all Property leased to it from others. Except as set forth on the appropriate schedule or Exhibit listing such assets, no shareholder, officer, director or employee of Seller, nor spouse, child, or other relative of any of these persons, or any third party known to Seller, owns or has any interest directly or indirectly in any of the Assets owned by or leased to Seller or any contract rights, copyrights, patents, trademarks, trade names, or trade secrets or other Intangibles owed or licensed by Seller.

                       (u) Purchase Rights. As of the Effective Date, except for this Agreement and as disclosed on Exhibit L, Seller has not entered into any agreement, or granted any option, for the purchase of the Assets or Business or the stock or other securities of Seller.

                       (v) Client Base. Seller has provided to Purchaser as reflected in Exhibits C and J a correct and current list of all clients of Seller together with a summary of trade purchases and sales made by each client and the cash activity of each client during the period through November 30, 1999. Except as indicated by the Exhibits or transaction summaries, Seller has no information indicating that any of these Clients intend to cease doing business with Seller or materially alter the amount of the business that they are presently doing with Seller. However, there are no guarantees or warranties by Seller as to the expected future of level of business of any Clients or of the Clients as a whole.

                       (w) Employment Contracts. Exhibit D to this Agreement is a list of all employment contracts, collective bargaining agreements, and all pension, bonus, profit-sharing, stock option, or other agreements or arrangements providing for employee remuneration or benefits to which Seller is a party or by which Seller is bound. All these contracts and arrangements are in full force and effect and neither Seller nor any other party is in default under them. There have been no claims or defaults and, to Seller's knowledge, there are not facts or conditions which continued or on notice will result in a default under these contracts or arrangements. There is no pending, or to Seller's knowledge, threatened labor dispute, strike, or work stoppage affecting the Business. It is expressly understood that Purchaser is not assuming any obligation of Seller relating to any existing employment contracts, except as provided in Exhibit K hereof . Seller acknowledges that Purchaser shall not be responsible for any business, occupation, withholding, or similar tax, or for any taxes of any kind related to any period before the Closing Date. Seller has paid all applicable withholding and payroll taxes on its employees through the Effective Date and will pay in the times and manner prescribed by applicable law all such amounts through the Closing Date.

                       (x) Financial Statements. The financial information provided to Purchaser by Seller has been prepared in accordance with generally accepted accounting principles consistently followed by Seller throughout the periods indicated, and fairly present the financial position of Seller as of the dates of the income statements and balance sheets included in the financial statements, and the results of operations for the respective periods indicated. Seller has no liabilities or obligations of any nature, known or unknown, absolute, accrued, contingent, or otherwise of the type required to be reflected or disclosed in the balance sheets, or the notes thereto, that were not fully reflected or reserved against in the financial statements.

                       (y) Tax Returns and Audits. Within the times and in the manner prescribed by law, Seller has filed all domestic and foreign federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable. To Seller's knowledge, there are no tax audits of the Business or of Seller in effect. Further, there are no outstanding tax liens affecting the Assets or the Business.

                       (z) Insurance Policies. Through ITEX Corporation, BXI Corporation has maintained and now maintains (i) insurance on all the Assets of a type customarily insured, covering property damage and loss of income by fire or other casualty and (ii) adequate insurance protection against all liabilities, claims and risks against which it is customary to insure.

                       (aa) Other Contracts. Except as set forth in the Exhibits hereto, Seller is not bound by and the Assets and Business are not subject to any agreement, any indenture, mortgage, deed of trust, lease, pledge, encumbrance, restriction or any other contract that is material in nature, duration, or amount.

                       (bb) Employment Information. Exhibit D provides all necessary information regarding the employees of Seller, including names, addresses, any written or oral employment agreements, the term of employment, the rates of compensation payable to each employee, all vacation time, sick leave, and other paid time off accrued for each of them through the Effective Date. No other person except independent contractors, accountants, auditors, and attorneys regularly performs compensable services for Seller, and any contracts with such other persons are disclosed in Exhibit D or E.

                       (cc) Cash on Hand. Seller shall provide a list of all bank accounts and cash on hand to Purchaser on or before December 15, 1999 and an updated list two (2) days before the Closing Date. Seller's schedule shall list (i) the names and addresses of all persons holding signatory authority or a power of attorney on behalf of Seller and (ii) the names and addresses of all banks or other financial institutions in which Seller has an account, deposit, or safe deposit box with the names of all persons authorized to draw on these accounts or deposits or who have access to these boxes. All monies and rights associated with or contained in the foregoing scheduled accounts shall be for the future utilization by Purchaser in the Business, subject only to ordinary and necessary business expenses which are payable in the normal course of operations.

                       (dd) Documents Delivered Each copy or original of any agreement, contract, or other instrument which is identified in any Exhibit delivered by Seller or its counsel to Purchaser (or its counsel or representative), whether before or after the execution hereof, is in fact what it is purported to be by Seller and has not been amended, canceled, or otherwise modified.

                       (ee) Full Disclosure. None of the representations made by Seller or made in any statement, document, letter, certificate, or memorandum furnished or to be furnished by Seller or on its behalf contains or will contain any untrue statement of a material fact or omits any material fact, the omission of which would make the statements made misleading. Except as provided in the Exhibits hereto, there is no fact, event or proceeding known to Seller which materially adversely affects the Assets or the income, conditions, liabilities, operations or prospects of the Business.

                       (ff) Corporate Approval. The execution and delivery of this Agreement by Seller and the performance of its covenants and obligations under it shall have been duly authorized by all necessary parties, including (without limitation) directors, officers, and shareholders, by the requisite vote in accordance with Seller's Articles of Incorporation, by-laws, and State laws and Purchaser shall have received copies of all resolutions pertaining to the authorization duly certified or notarized.

4.2.      Seller's Covenants.  Seller hereby covenants as follows:

                       (a) Operation of Property through the Closing. Seller agrees that between the Effective Date and the earlier of the Closing or termination of this Agreement:

                            (1) Modifications of Commercial Agreements. The
Commercial Agreements will not be amended or terminated by Seller, and no other agreements affecting the Assets or Business after the Closing or any portion thereof will be entered into by Seller without the prior written consent of Purchaser (which consent will not be unreasonable withheld, delayed or conditioned); excepting, however, (i) customary Client and Broker Contracts in the ordinary course of the Business, on terms and at rates not less favorable to Seller than the terms and rates generally charged by Seller on the Effective Date; (ii) other Commercial Agreements in the ordinary course of customary Business for at-will employment of necessary staff, maintenance, services and ordinary and necessary business operations; and (iii) sales and purchases of Inventories in the ordinary course of the Business, including maintaining Inventories at levels necessary for customary services to be performed prior to or within sixty (60) days after the Closing Date, at rates comparable to those previously paid by Seller or at rates paid by comparable barter exchanges for such products, supplies and services.

                            (2) Insurance Policies. All existing insurance
policies (or replacements thereof) affecting the Assets and Business or any portion thereof will be kept in full force and effect through and including the Closing Date.

                            (3) Alterations. No alterations to the physical
condition of the Premises costing in excess of an aggregate amount of $10,000.00 will be made without the prior written consent of Purchaser (which consent will not be unreasonably withheld, delayed or conditioned).

                            (4) Operations and Services. Seller will manage,
operate and maintain the Business in a commercially reasonable manner and in substantially the same manner as the Business was operated and maintained on the Effective Date. All services with respect to the Business that are required to by provided will be provided through the Closing Date in order to maintain existing Clients and Brokers and to operate the Business as before.

                            (5) Renewal of Permits and Licenses. Seller will use
its best efforts to keep in full force and effect and renew, when necessary, all Permits and Licenses required in operation of the Business..

                            (6) Assets. None of the Assets of the Business,
including (without limitation) Broker and Client Contracts, Client lists, trade names, goodwill and FF&E have been or will be sold, transferred or removed from except in the ordinary course of the Business and except to the extent that Account Receivables are collected and Inventories are sold for equivalent value or are consumed or replacements are made in the ordinary course of the Business.

                            (7) Notices. Seller shall promptly notify Purchaser
of any notice from any Governmental Authorities regarding violation of any law relating to the Assets or Business or any notice regarding any litigation of any kind relating to the Assets or Business.

                       (b) Indemnification. Except for the liabilities assumed by Purchaser pursuant to Exhibit K, Seller (including BXI Corporation, IME, Inc. and ITEX Corporation) shall indemnify, defend and hold harmless Purchaser and all of its directors, officers, employees, attorneys and affiliates (collectively, Purchaser and said other indemnitees are referred to herein as the "Purchaser Indemnitees") from and against any and all loss, damage, claim, cost or expense and any other liability whatsoever (including, without limitation, reasonable attorneys' fees, charges and costs) incurred by reason of
(i) any third party claim, demand or litigation relating to the Property and arising or allegedly arising from acts, omissions, events, conditions, or occurrences that existed or occurred prior to the Closing or (ii) any breach by Seller of any of its representations or obligations under this Agreement. In addition, and without limiting the generality of the foregoing, Seller shall defend, indemnify and hold harmless the Purchaser Indemnitees from and against any and all loss, damage, claim cost or expense and any other liability whatsoever (including, without limitation, reasonable attorneys' fees, charges and costs) arising out of Seller's failure to perform all of Seller's obligations up to the Closing under the Leases, Commercial Agreements and Licenses and Permits to the extent any of the foregoing is assigned to Purchaser and under any other agreement or with respect to any other right assigned to Purchaser.

                       (c) Assignment of Leases and Commercial Agreements. Seller shall assign and transfer to Purchaser at Closing, and Purchaser shall assume, Seller's rights and obligations under all Leases, Commercial Agreements and Security Deposits listed on the Exhibits hereto or which Purchaser has, on or before the expiration of the Inspection Period, elected to assume by sending written notice to Seller of such assumption. Except for those leases, agreements and liabilities, all other Leases, Commercial Agreements and liabilities shall be terminated or paid by Seller effective as of the Closing Date. Seller shall provide Purchaser with written evidence of such termination as of the Closing Date in form and substance reasonably satisfactory to Purchaser. Seller and Purchaser shall each pay 50% of all fees and expenses relating to the assignment of the Leases. Commercial Agreements and Security Deposits listed in the Exhibits hereto or otherwise assumed by Purchaser.

4.3. Purchaser's Representations. Purchaser makes the following representations, warranties and covenants to Seller which shall remain true and correct as of the Closing.

                       (a) Existence. Purchaser is duly organized, validly existing corporation organized and in good standing under the laws of the State of Massachusetts and qualified to do business in the State of California or will be so qualified at the time of Closing.

                       (b) Authority. Purchaser has, and on the Closing Date will have, the right, power and authority to enter into and perform this Agreement and all instruments and documents delivered or to be delivered by Purchaser hereunder.

                       (c) Compliance. The execution, delivery, and performance of this Agreement by Purchaser (i) shall not violate any provision of the organizational documents of Purchaser or any applicable laws, regulations or rules, (ii) shall not violate or constitute a breach of or default under any judicial or regulatory decree or order binding on Purchaser, or any contract, agreement, or instrument which Purchaser is a party.

                       (d) Valid and Binding. This Agreement and all documents to be delivered by Purchaser pursuant to this Agreement, when executed and delivered, shall constitute the legal, valid, and binding obligation of Purchaser, enforceable in accordance with their respective terms, subject only to bankruptcy, insolvency, moratorium, or similar laws.

                       (e) Indemnification. Purchaser shall indemnify, defend and hold harmless Seller (including BXI Corporation, IME, Inc. and ITEX Corporation) and all of their directors, officers, employees, attorneys, brokers and affiliates (collectively, Seller and said other indemnitees are referred to herein as the "Seller Indemnitees") from and against any and all loss, damage, claim, cost or expense and any other liability whatsoever

(including, without limitation, reasonable attorneys' fees, charges and costs) incurred by reason of (i) any third party claim, demand or litigation relating to the Property and arising or allegedly arising from acts, omissions, events, conditions, or occurrences that occur subsequent to the Closing, or (ii) any breach by Purchaser of any of its obligations under this Agreement. In addition, and without limiting the generality of the forgoing, Purchaser shall defend, indemnify and hold harmless the Seller Indemnitees from and against any and all loss, damage, claim, cost or expense and any other liability whatsoever (including, without limitation, reasonable attorneys' fees, charges and costs) arising out of Purchaser's failure to perform all of Purchaser's obligations subsequent to the Closing with respect to the liabilities assumed by Purchaser and under the Leases, Commercial Agreements and Licenses and Permits to the extent any of the foregoing is assigned to Purchaser and under any other agreement or with respect to any other right assigned to Purchaser.

4.4 Survival Beyond Closing. All representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing and be binding on and fully enforceable at law or in equity by the parties hereto and their successors and assigns.

                                    ARTICLE V

                       INSPECTION PERIOD AND CLOSING DATE
                       ----------------------------------

5.1. Inspection of Property. Commencing on the first day of the Inspection Period, Seller shall provide Purchaser with access to the Books and Records and the opportunity to make such independent factual, physical and legal examinations and inquires as Purchaser deems necessary and desirable with respect to the Business and the transaction contemplated hereby. Commencing on the first day of the Inspection Period and thereafter until the Closing Date, Seller shall provide Purchaser and its representatives and agents with adequate opportunity to become fully acquainted with the nature and condition, in all respects, of the Business. Seller shall provide all information reasonably requested by Purchaser and shall afford access to the Books and Records at all reasonable times. Purchaser agrees to pay all costs and expenses of conducting its due diligence and making any tests, analyses and investigations. Purchaser further agrees to indemnify and hold harmless Seller and Seller Indemnitees from and against any and all claims of damage or injury resulting from Purchaser's entering upon the Premises and/or from Purchaser's conduct of such examinations.

5.2. Termination Rights. Except as otherwise provided in Section 14.1, Purchaser may elect to terminate this Agreement by giving notice to Seller, on or before 5:00 p.m. Pacific Time on the last day of the Inspection Period. Purchaser may so elect to terminate this Agreement for any reason whatsoever whereupon this Agreements shall be null and void and Purchaser and Seller shall be released from any further obligation or liability under this Agreement except as set forth in this Agreement. If Purchaser fails to give notice to Seller that it elects to terminate, then Purchaser shall be deemed to have elected to proceed with the transaction and the Deposit shall be deemed non-refundable except as expressly provided in this Agreement. If Purchaser terminates this Agreement in accordance with this Section 5.2, then Purchaser shall receive a refund of the Deposit together with all accrued interest, if any, whereupon this Agreement shall be terminated without any further obligation of either party to the other. In such event, Purchaser shall deliver to Seller copies of any written reports prepared for Purchaser in connection with Purchaser's due diligence.

5.3 Closing. The purchase and sale contemplated by this Agreement shall be consummated at settlement (hereinafter called the "Closing"), which shall take place on or before December 24, 1999. The Closing shall take place at the offices of the Purchaser at 5:00 p.m. (local time in such city) or at such other location and time as may be mutually agreed upon by Seller and Purchaser. Seller and Purchaser, at their respective options, may effect Closing by mail or overnight courier. Purchaser has the right to waive or shorten the Inspection Period and other conditions and contingencies set forth herein. In such event, Purchaser may require an earlier Closing Date than set forth above. The Closing Date shall then be five (5) business days after the date that Purchaser gives written notice to Seller of the Closing Date ( if earlier than the Closing Date provided above).

                                   ARTICLE VI
                             PROPRIETARY INFORMATION
                             -----------------------

6.1. Books and Records. Commencing on the Effective Date, Seller shall immediately make available to Purchaser all Books and Records, bank statements, receipts, checks and other information and records necessary to conduct Purchaser's due diligence examination of the Property. On or before December 15, 1999, Seller shall deliver to Purchaser copies of all financial and trade reports by month through November 1999 and annually for the last two (2) years; financial statements (audited or unaudited) for the last two (2) fiscal years; and Seller's filed tax returns for all taxable years beginning on or after January 1, 1997.

6.2 Commercial Agreements and Exhibits. On or before December 24, 1999, Seller shall deliver to Purchaser the final form of all of the Exhibits referred to herein which shall be attached hereto. Seller shall simultaneously deliver copies of all of the documents and agreements referred to therein and any other information reasonably requested by Purchaser, including ( without limitation) copies of:

                  (i) All Leases, employment agreements, consulting contracts, and other Commercial Agreements in effect on the Effective Date;
                  (ii) A representative Client Contract, all contracts that materially differ from Seller's standard Client Contract, and Client Contracts for all substantial Clients;
                  (iii) A complete, Client list and detail of all Client balances on or about the Effective Date;
                  (iv) All Broker Contracts;
                  (v) All Licenses and Permits in effect on the Effective Date;
                  (vi) All Documents, synopses of court filings and other materials relating to any liabilities, litigation or administrative proceedings by or against Seller as set forth Exhibit K and L;
                  (vii) Any other writing or information concerning the Assets and Business reasonably requested by Purchaser.

6.3. Confidentiality. Purchaser shall treat all of the information received from Seller concerning the Business as the

Confidential Information of Seller and shall not disclose any such information to any third parties or use such information for any purpose other than its due diligence as provided herein.

                                   ARTICLE VII
                              CONDITIONS PRECEDENT
                              --------------------

7.1. Conditions Precedent to Purchaser's Obligations. The Closing and the obligation of Purchaser to purchase the Assets and Business are subject to satisfaction of the following conditions:

                       (a) Seller's Deliveries. Seller shall have delivered the items set forth in Section 8.1.

                       (b) Title. All title objections required to be cured by Seller shall have been cured.

                       (c) Representations, Warranties and Covenants. Seller shall not have breached any of Seller's representations, warranties and covenants set forth in this Agreement.

                       (d) Termination of Commercial Agreements. All Commercial Agreements shall have been terminated by Seller effective as of the Closing Date, except those agreements that Purchaser assumes in writing pursuant to Exhibit K or the terms hereof.

                       The conditions set forth in this Section 7.1 are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall at all times have the right to waive any condition. Any such waiver or waivers shall be in writing and shall be delivered to Seller and Escrow Agent. Neither Seller nor Purchaser shall act or fail to act for the purpose of permitting or causing any condition to fail.

7.2. Conditions Precedent to Seller's Obligations. The Closing and Seller's obligations with respect to the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions:

                       (a) Purchaser's Deliveries. Purchaser shall have delivered the items described in Section 8.2.

                       (b) Representations, Warranties and Covenants. Purchaser shall not have breached any of Purchaser's representations, warranties and covenants set forth in this Agreement.

                                  ARTICLE VIII
                           EVENTS OCCURRING AT CLOSING
                           ---------------------------

8.1. Seller's Performance. At Closing, Seller shall deliver to Purchaser all of the following, the delivery of which shall be a condition to Purchaser's obligation to consummate the purchase of the Property:

                       (a) Bill of Sale. A Bill of Sale duly executed by the Seller transferring all Assets and the Business free and clear of any liens, security interests, lease, pledges or encumbrances except as assumed in writing by Purchaser pursuant to Exhibit K or the terms hereof.

                       (b) Assignments. An Assignment of Leases, Commercial Agreements, Security Deposits, Insurance Proceeds, Inventories, FF&E, Accounts Receivable and other assets, tangible or intangible as provided herein, executed and acknowledged by Seller and accompanied by all consents of lessors or third parties required by this Agreement and the leased or other property assigned. The originals of said Leases and Commercial Agreements are among the books and records of the Seller which are to be transferred hereunder.

                       (c) Bank Accounts. Title to all bank accounts relating to the Business and a power of attorney or other means of depositing all receipts and paying all expenses of the Business after the Closing Date.

                       (d) Assignment of Intangibles. The trade name, goodwill, Client lists, trade secrets and any intellectual property rights relating to the Business including copyrights, patents, trademarks and the like shall be assigned and transferred to Purchaser through appropriate instruments of transfer.

                       (e) Form of Notice. A form of notice to all Brokers, current Clients and other third parties of the sale contemplated herein.

                       (f) Closing Statement. A closing statement as provided in
Section 9.4.

                       (g) Possession. Possession of all the Assets shall be delivered to Purchaser at Closing, subject to any Leases and new leases as are entered into in conformity with the provisions of this Agreement.

                       (h) Miscellaneous. Such other instruments as may reasonably be required to consummate the transactions contemplated by this Agreement. At any time before or after the Closing Date, Seller shall execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Purchaser and shall take any other action consistent with the terms of this Agreement that may be reasonably requested by Purchaser for the purpose of assigning, transferring, renting, conveying, and confirming to Purchaser or reducing to possession any or all property and assets to be assigned, conveyed and transferred to Purchaser under this Agreement. If requested by enforce in its own name for the benefit of Purchaser all claims, rights, or benefits under this section shall be solely at Purchaser's expense unless the prosecution or enforcement is made necessary by a reach of this Agreement by Seller.

8.2 Purchaser's Performance. At the Closing and contemporaneously with Seller's compliance with the provisions of Section 8.1 above, Purchaser shall:

                       (a) Payment of Purchase Price. Deliver to the Escrow Agent the balance of the Cash Portion of the Purchase Price, adjusted for the adjustments and prorations provided herein.

                       (b) Payment of Certain Costs. Deliver to the Escrow Agent or other applicable party the amount of money required for the payment of such costs, expenses and other items as are required to be paid by Purchaser hereunder.

                       (c) Assumptions. Assume, on and after the Closing, all of Seller's obligations with respect to the liabilities set forth in Exhibit K and which are to be assumed by Purchaser hereunder and any other Leases, Commercial Agreements and Licenses and Permits which Seller is required by Purchaser to assign to Purchaser or which Purchaser has agreed in writing to assume.

                       (d) Closing Statement. Execute the Closing Statement.

                       (e) Resale Certificate. Deliver to Seller a Resale Certificate pursuant to the California Sales and Use Tax Law.

                       (f) Miscellaneous. Execute and deliver such other instruments as may reasonably be required to consummate the transactions contemplated by this Agreement.

                                   ARTICLE IX
                           PRORATIONS AND ADJUSTMENTS
                           --------------------------

9.1 Prorations. At Closing, the following adjustments and prorations shall be computed as of the Cut-Off Time (as hereafter defined), and the cash balance of the Purchase Price shall be adjusted to reflect such prorations. Net credits in favor of Purchaser shall be deducted from the balance of the Purchase Price at the Closing and net credits in favor of Seller shall be paid in cash at the Closing. Unless otherwise indicated below, Purchaser shall receive a credit for any of the following items to the extent the same are accrued but unpaid as of the Cut-Off Time and to the extent the same relate to any period of time prior to the Cut-Off Time (whether or not due, owing or delinquent as of the Cut-Off Time). All adjustments to the Purchase Price made at Closing will be based on the Closing Statement, subject to post-Closing adjustments pursuant to Section 9.4.

                       (a) Intent of Prorations Provisions. The intent of the prorations and adjustments provided for herein is that, except for liabilities set forth in Exhibit K which are assumed by Purchaser or otherwise assumed by Purchaser in writing, Seller shall bear all liabilities, costs and expenses of ownership and operation of the Business accruing through 12:01 a.m. Pacific Time on the day after the day of Closing (the "Cut-Off Time"), and Purchaser shall bear all such liabilities, costs and expenses accruing thereafter.

                       (b) Payables. All of Seller's accounts payable incurred in the ordinary course of business in connection with the ownership and operation of the Business, including amounts payable to vendors and other trade payables and amounts payable to Brokers and other third parties as of the Cut-Off Time, are herein called the "Payables." Seller agrees that between the Effective Date and the Closing Date all Payables shall be paid and discharged in the ordinary course of business. Any Payables accrued and outstanding as of the Cut-Off Time shall be paid by Purchaser and Purchaser shall receive a credit for the amount of such Payables. Purchaser agrees that after the Closing Date all Payables shall be paid by it in the ordinary course of business. Any Payables accrued and outstanding as of not more than thirty (30) days prior to the Cut-Off Time but not billed or discovered until after the Closing Date shall be paid by Purchaser at such time as such are billed or discovered.

                       (c) Cash. Seller shall receive a credit for all cash in the bank accounts, cash registers, vaults, safes and/or "petty cash boxes" as of the Cut-Off Time.

                       (d) Taxes and Assessments. Real and personal property taxes, assessments and all other public or governmental charges (including charges, assessments, liens or encumbrances for sewer, water, drainage or other public improvements completed or commenced on or prior to the date of Closing) which have been paid or are payable for any time period in which either Seller and Purchaser shall have title shall be adjusted and apportioned as of the Cut-Off Time. Seller acknowledges its responsibility for the payment at or prior to Closing (or giving Purchaser credit therefore at Closing) of the items listed in the preceding sentence which are payable for any time period in which Seller has title. If the exact amount of taxes is not known at Closing, the proration will be based on the prior year's taxes and shall be adjusted directly between Seller and Purchaser once actual figures become available after Closing as provided in Section 9.4. Where a tax appeal for any of the items described in the first sentence hereof is pending at Closing by Seller, a subsequent adjustment will be made between Seller and Purchaser based upon a re-proration of real estate taxes in accordance with the results of such appeal, including, without limitation, the costs and fees of any person or company retained by Seller to appeal such taxes and assessments, shall also be prorated between Purchaser and Seller.

Seller shall be responsible for all of its federal, state or local income, franchise, sales or similar taxes applicable to the transaction contemplated by this Agreement or relating to periods on or before the Closing Date.

                       (e) Deposits. All deposits collected by Seller as of the Cut-Off Time, if any , which are allocable to the period after the Cut-Off Time shall be paid by Seller to Purchaser at Closing. However, Purchaser shall not receive a credit for deferred revenue or client prepayments and will continue to service such clients per the Client Contracts after the Closing Date. Seller shall recognize all of the income attributable to such deferred revenue or prepayments for all income tax purposes, and shall pay for and indemnify, defend and hold harmless Purchaser from any adverse tax consequences to Purchaser associated therewith.

                       (f) Utilities. All utilities and telephone and telex, if transferable, shall be adjusted and apportioned as of the Cut-Off Time. Readings will be secured for all utilities as close as practicable to the Cut-Off Time, Seller and Purchaser agree to finalize adjustments for these charges after Closing as soon as final bills become available as provided in Sections 9.1 and 9.4.

                       (g) Fees for Licenses and Permits. Fees paid or payable, if any, for Licenses and Permits to the extent such Licenses and Permits are transferred to Purchaser shall be adjusted and apportioned as of the Cut-Off Time.

                       (h) Inventories. To the extent that the value of all Inventories on the Closing Date, as calculated by agents for Purchaser and Seller utilizing Purchaser's method of accounting for Inventories is less than the value of par levels at the end of the Inspection Period or as otherwise determined by Purchaser and Seller prior to expiration of the Inspection Period, Purchaser shall receive a credit against the Purchase Price in an amount equal to any such deficiency.

                       (i) Employee Benefits. Except for accrued vacation time of employees which shall be assumed by Purchaser as set forth herein, Seller shall be responsible for payment of all compensation and other benefits ( including, without limitation, payroll taxes, any severance pay, vacation pay, sick pay or personal leave or any other compensation payable under any employee benefit plan (as defined in Section 3.3 of the Employee Retirement Income and Security Act of 1974, as amended from time to time) maintained by Seller other than accrued items for employees hired by Purchaser, and for all compensation accrued in respect of, all employees (any beneficiaries thereof) for the period through the Cut-Off Time. Seller shall retain all liabilities and obligations, including tax obligations, with respect to all employees (including all beneficiaries thereof) arising out of the operation of the Business prior to the Closing Date. Purchaser shall receive a credit for compensation and payroll taxes payable up to the Cut-Off Time and which is paid by Purchaser. Purchaser shall be responsible for the payment of all compensation and other benefits with respect to all employees hired by Purchaser which accrue after the Closing Date.

                       To aid in the transition between operation of the Business by Seller and by Purchaser, Purchaser shall inform Seller, in writing and not later than the end of the Inspection Period, of the names of the current employees of Seller who Purchaser intends to hire after Closing.

                       (j) Miscellaneous. Except as provided in Exhibit K or otherwise acknowledged by Purchaser in writing, all other similar amounts payable by Seller shall be prorated at Closing and thereafter assumed by Purchaser. In the event that accurate prorations and other adjustments cannot be made at the Closing because current bills or statements are not obtainable, the parties shall prorate on the best available information, subject to adjustment upon receipt of the final bill or statement as provided in Section 9.4.

9.2 Seller's Costs. Seller shall pay the following costs and expenses in connection with the Closing:

                       (a) Costs of obtaining any required title curative documents;

                       (b) Any Recording or transfer fees;

                       (c) One-half (1/2) of any escrow or closing fees charged by the Escrow Agent if utilized for purposes of Closing;

                       (d) Seller's legal expenses;

                       (e) Costs incurred in preparation of the Exhibits;

                       (f) State, county and municipal transfer, stamp and gains taxes;

                       (g) All sales or use taxes relating to the transfer of the FF&E or other Assets, except that Purchaser shall obtain a Seller's permit pursuant to the California Sales and Use Tax Law and deliver to Seller the Resale Certificate;

                       (h) Any other costs incurred by Seller.

9.3 Purchaser's Costs. Purchaser shall pay the following costs and expenses in connection with the Closing:

                       (a) One-half (1/2) of the escrow or closing fees charged by the Escrow Agent;

                       (b) Purchaser's legal expenses;

                       (c) Any other costs incurred by Purchaser.

9.4 Initial Closing Statement. (a) Seller and Purchaser shall cause their respective representatives to make such inventories, examinations and audits of the Business, and of the Books and Records, as the parties may deem necessary to make the adjustments and prorations required under this Section 9, or under any other provisions of this Agreement. Based upon such audits and inventories, the parties will prepare and deliver no later than the day of Closing a closing statement ( the "Closing Statement"). The Closing Statement shall contain the parties' best estimate of the amounts of the items requiring the prorations and adjustments in this Agreement. The amounts set forth on the Closing Statement shall be the basis upon which the prorations and adjustments provided for herein shall be made at the Closing. Except as modified by the final report described below, the Closing Statement shall be binding and conclusive on all parties hereto to the extent of the items covered by the Closing Statement.

                       (b) Within ninety (90) days following the Closing Date, the Purchaser shall deliver a final report to Seller setting forth the final determination of all items to be included on the Closing Statement. In the event that, at any time within said sixty (60) day period, either party discovers any items which should have been included in the Closing Statement but were omitted therefrom, such items shall be adjusted in the same manner as if their existence had been know at the time of the preparation of the Closing Statement. The foregoing limitation shall not apply to any item which, by its nature, cannot be finally determined within the period specified. However, no further adjustments shall be made in any event beyond six (6) months after the Closing Date.

9.5 Allocation of Purchase Price. The allocation of the Purchase Price pursuant to Internal Revenue Code Section 1060 shall be reasonably determined by Purchaser and set forth on the Closing Statement. Purchaser and Seller shall consistently report the transaction on its tax returns in accordance with the allocation of the Purchase Price set forth on the Closing Statement.


                                    ARTICLE X
                           OPERATIONS PRIOR TO CLOSING
                           ---------------------------

10.1 Maintenance and Operations. At Seller's expense, Seller shall maintain the Business and Premises substantially in their present condition, subject to normal wear and tear. All of Seller's insurance policies including, without limitation, fire and any additional hazard insurance, shall be maintained in effect until Closing and shall be terminated by Seller effective on the day after the Closing Date. Seller shall retain any insurance refunds due to this termination. Seller shall maintain all Leases, Commercial Agreements and Licenses and Permits in full force and effect. Subject to Article X of this Agreement, all risk of loss or damage to the Business (including, but not limited to, loss by any Act of God, human event, fire, windstorm or other casualty) shall rest with Seller until the

Closing Date.

                                   ARTICLE XI
                                  RISK OF LOSS
                                  ------------

11.1 General Statement. Risk of loss or damage form fire or other casualty is assumed by Seller until the Closing, subject to the specific provisions of
Section 11.2 herein below.

11.2 Procedure on Loss. If at any time between the Effective Date and the Closing Date on the date of Closing any portion of the Property has been damaged as a result of any fire, accident or other casualty or act of God, to such an extent that the cost of repairs therefor is not greater than an amount equal to Fifty Thousand Dollars ($50,000.00), as determined by an insurance adjuster acceptable to Seller and Purchaser, Purchaser shall perform under this Agreement with no adjustment to the Purchase Price and all applicable casualty insurance proceeds shall be assigned to Purchaser and Seller shall reimburse Purchaser for the amount of Seller's insurance deductible. If, however, such cost of repair, as determined by the insurance adjuster, is in excess $50,000, Purchaser shall, at its option, either: (i) complete Purchaser's obligations hereunder with no adjustment to the Purchase Price and collect all available applicable insurance proceeds and Seller shall reimburse Purchaser for the amount of Seller's insurance deductible, or (ii) cancel this Agreement and receive a refund of the Deposit and all interest accrued thereon, if any, in which event no party shall have any further rights or obligations hereunder except as otherwise provided herein.

11.3 Condemnation. In the event any portion of the Property is condemned or is the subject of a condemnation proceeding by any governmental authority under its power of eminent domain such that the Purchaser, in Purchaser's sole opinion, cannot economically operate the Business without cost or loss, Purchaser may elect to: (i) proceed to purchase the remaining portion of the Property with no adjustment to the Purchase Price, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any condemnation awards, whether pending or already paid , or (ii) terminate this Agreement, in which event the Deposit and all interest earned thereon shall be returned to Purchaser and no party shall have any further rights or obligations hereunder.

                                   ARTICLE XII
                                   LIABILITIES
                                   -----------

12.1. Treatment of Seller's Liabilities. Except for the liabilities stated in Exhibit K or otherwise assumed by Purchaser in writing, any and all other liabilities of the Business incurred prior to the Cut-Off Time on the Closing Date shall be the sole responsibility of Seller. Only Payables incurred in the ordinary course of the Business shall be assumed by Purchaser and prorated and adjusted under Article IX. Purchaser may assume other liabilities of Seller under other Commercial Agreements by electing in writing to receive an assignment of such other Commercial Agreements, including other leases, licenses, and employment contracts pursuant to the terms hereof. Purchaser shall have no liability, cost or expense whatsoever for any and all liabilities of Seller incurred prior to the Cut-Off Time on the Closing Date and not expressly assumed by Purchaser pursuant to the provisions hereof.

                                  ARTICLE XIII
                              COMMISSIONS AND FEES
                              --------------------

13.1 Indemnity. Each party hereto represents and warrants to the other that it has not agreed to pay and is not bound to pay any broker, agent or finder in connection with the transaction contemplated herein. Each party agrees to indemnify and hold the other harmless from all claims of any broker, agent or finder arising by reason of the breach of this representation and warranty that neither has used the services of any broker, agent or finder in connection with this Agreement. The indemnities provided herein shall survive any termination of this Agreement for any reason whatsoever and the Closing.

                                   ARTICLE XIV
                              DEFAULT AND REMEDIES
                              --------------------

                  14.1. Deposit; Payment to Purchaser. The Deposit shall be returned to Purchaser in the event the transaction contemplated herein cannot proceed due to the valid order of a court of competent jurisdiction enjoining the Closing and such injunction is not lifted or otherwise dissolved prior to March 1, 2000. In the event that any such injunction is not lifted or otherwise dissolved by this date, this Agreement and all obligations hereunder shall terminate pursuant to Section 5.2 except as otherwise provided herein.

                  14.2. Purchaser's Default; Liquidated Damages. If prior to the Closing, Purchaser fails to meet, comply with, or perform any covenant, agreement, representation, warranty, or obligation on its part required within the time limits and in the manner required in this Agreement (notwithstanding any disclosure by Purchaser as to the untruth or incorrectness of any representation or warranty), and such failure was not caused by Seller's default under this Agreement, Seller shall give written notice thereof to Purchaser immediately after Seller becomes aware of such failure and the following provisions shall apply:

                            If the cost to cure such failure, or the amount of
damages incurred by Seller on account of such failure, is reasonably expected to be less than $20,000.00, then the failure shall be deemed to be an immaterial breach by Purchaser which shall not delay the Closing or allow Seller to exercise its remedies set forth in this Section 14.2; provided, however, that Purchaser within a reasonable period of time not to exceed fifteen (15) days after receiving Seller's notice of such failure shall either cure such failure or compensate Seller for the damages incurred by Seller on account thereof.

                            If the cost to cure such failure, or the amount of
damages
incurred by Seller on account of such failure, is reasonably expected to be $20,000.00 or more, then the failure shall be deemed to be a material breech by Purchaser; provided, however, the Purchaser shall have the right within a reasonable period of time not to exceed fifteen (15) days after receiving notice of such failure either to cure such failure or to compensate Seller for the damages incurred by Seller on account thereof. If Purchaser does not effect such cure or compensation within said period of time, then Purchaser shall be in default and Seller shall have the right to terminate this Agreement. In such event, as Seller's sole remedy, Seller shall have the right to give Purchaser written notice of Purchaser's default whereupon the Deposit, together with the interest earned thereon, shall be liquidated damages and not a penalty. PURCHASER AND SELLER EACH ACKNOWLEDGE THAT IT WOULD BE DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES AS TO LOSS OF THE VALUE OF THE BARGAIN, CERTAIN CARRYING COST AND OTHER INDIRECT COSTS AND OTHER INDIRECT COSTS WHICH WOULD BE SUFFERED BY SELLER IF PURCHASER DEFAULTS IN CONSUMMATING THE PURCHASE AND SALE CONTEMPLATED BY THIS AGREEMENT. THEREFORE, IT IS STIPULATED BY THE PARTIES HERETO THAT THE DEPOSIT AND THE INTEREST EARNED THEREON REPRESENT A REASONABLE ESTIMATE OF THE PROBABLE LOSS TO SELLER RESULTING FROM ANY SUCH DEFAULT BY PURCHASER.

ACCEPTED AND AGREED TO:                     ACCEPTED AND AGREED TO:


/s/ Robert G. Bessler, Pres.                    /s/ Paul St. Martin , Pres.
------------------------------------            --------------------------------
Seller                                          Purchaser

                  14.3. Seller's Default. In the event Seller breaches any representation or warranty or its obligation to close hereunder then Purchaser's remedies shall be as set forth in this Section 14.3. If prior to the Closing, Seller fails to meet, comply with, or perform any covenant, agreement, representation, warranty, or obligation on its part required within the time limits and in the manner required in this Agreement (notwithstanding any disclosure by Seller as to the untruth or failure was not caused by Purchaser's default under this Agreement, Purchaser shall give written notice thereof to Seller promptly after Purchaser becomes aware of such failure and the following provisions shall apply:

                            If the cost to cure such failure, or the amount of
damages incurred by Purchaser on account of such failure, is reasonably expected to be less than $20,000.00, then the failure shall be deemed to be an immaterial breach by Seller which shall not delay the Closing or allow Purchaser to exercise any of the remedies set forth in this Section 14.3; provided, however, that Seller within a reasonable period of time not to exceed fifteen (15) days after receiving Purchaser's notice of such failure shall either cure such failure or compensate Purchaser for the damages incurred by Purchaser on account thereof.

                            If the cost to cure such failure, or the amount of
damages incurred by Purchaser on account of such failure, is reasonably expected to be $20,000.00 or more, then the failure shall be deemed to be a material breach by Seller; provided, however, that Seller shall have the right within fifteen (15) days after receiving notice of such failure either to cure such failure or compensate Purchaser for the damages incurred by Purchaser on account thereof provided that if such failure is not capable of cure within fifteen (15) days and Seller is proceeding diligently to effectuate a cure, the time within which to cure may be extended for an additional fifteen (15) days. If Seller does not effect such cure or compensation with said period of time, then Seller shall be in default and Purchaser shall have the right at its option to (i) seek specific performance of this Agreement or (ii) terminate this Agreement and recover all of Purchaser's damages on account of Seller's breach of this Agreement.

                                   ARTICLE XV
                             RIGHTS OF ESCROW AGENT
                             ----------------------

15.1     Rights of Escrow Agent.

                       Escrow Agent shall be entitled to rely upon, and shall be fully protected from all liability, loss, cost, damage or expense in acting or omitting to act pursuant to, any instruction, order, judgment, certification, affidavit, demand, notice, opinion, instrument or other writing delivered to it which the Escrow Agent in good faith believes to be genuine, without being required to determine the authenticity of such document, the correctness of any fact stated therein, the propriety of the service thereof or the capacity, entity, or authority of any party purporting to sign or deliver such document.

                       The duties of Escrow Agent are only as herein specifically provided, and are purely ministerial in nature. This Agreement sets forth all the obligations of Escrow Agent with respect to any and all matters, pertinent to the escrow contemplated hereunder and no additional obligations of Escrow Agent shall be implied from the terms of this Agreement or any other Agreement. Escrow Agent shall incur no liability in connection with the discharge of its obligations under this Agreement or otherwise in connection therewith, except such liability as may arise from the negligence or willful misconduct of Escrow Agent.

                       Escrow Agent shall not be liable for any action taken or omitted to be taken by Escrow Agent reasonably and in good faith in accordance with the advice of counsel.

                       Escrow Agent shall not be bound by any modification, cancellation or rescission of this Agreement unless in writing and signed by Escrow Agent.

                       Escrow Agent shall be the "reporting party" with respect to the Escrow

Funds, the closing proceeds delivered to Escrow Agent or income on any of the foregoing. Escrow Agent shall comply with the provisions of Section 468B (g) in the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder. Such authority shall include, without limitation, (i) the filing of tax returns (including information returns) with respect to any funds or income thereon, (ii) the payment of any tax. Interest or penalties imposed thereon,
(iii) the withholding of any amounts which are required to be withheld and (iv) the payment over such withheld amounts to the appropriate taxing authority. The parties to this Agreement, other than the Escrow Agent, shall provide the Escrow Agent with all information necessary to enable Escrow Agent to comply with the foregoing. Escrow Agent may withdraw from the funds held in escrow any amounts necessary to pay all applicable income or withholding taxes (plus interest and penalties thereon) that are required to be paid.

                       Escrow Agent is acting as a stakeholder only with respect to all documents and funds delivered in escrow to it. If any dispute arises as to whether Escrow Agent is obligated to deliver any escrowed documents or funds or as to whom any escrowed documents or funds are to be delivered, Escrow Agent shall not be required to make any delivery, but in such receipt by Escrow Agent may hold such documents and funds until parties which have, or claim to have, an interest therein, directing the disposition of such documents and funds or in-kind documents and funds in the absence of such authorization, Escrow Agent may hold such documents and funds until receipt of certified copy of a final judgment of a court of competent jurisdiction providing for the disposition of such documents and funds. Escrow Agent may require, as a condition to the disposition of such documents and/or funds, pursuant to written instructions. If such written instructions and indemnification are not commenced, within thirty
(30) days after receipt by Escrow Agent of notice of any such dispute and diligently continued, or if the Escrow Agent is uncertain as to which party or parties are entitled to the documents and/or funds until receipt of (x) such written instruments and indemnification or (y) a certified copy of a final judgment of a court of competent jurisdiction providing far the disposition of the documents and/or funds, or (ii) deposit the documents and/or funds in the registry of a court of the foregoing, Escrow Agent may, but shall not be required to, institute legal proceedings of any kind.

                       Seller and Purchaser agree to reimburse Escrow Agent on demand for, and to indemnify and hold Escrow Agent harmless against and with respect to, any and all loss, liability, damage or expense ( including, without limitation, attorney's fees and costs) that Escrow Agent may suffer or incur in connection with the entering into this Agreement and performance of its obligations under this Agreement and performance of its obligations under this Agreement or otherwise in connection therewith, except to the extent such loss, liability, damage or expense arises from the negligence or willful misconduct of Escrow Agent.

                       Escrow Agent and any successor escrow agent may at any time resign as such by delivering the documents and funds held by it to either
(i) any successor escrow agent designated by all the parties hereto (other than Escrow Agent) in writing, or (ii) any court having competent jurisdiction. Upon its resignation and delivery of the documents and funds as provided in this paragraph, Escrow Agent shall be discharged of, and from, any and all further obligations arising in connection with the escrow contemplated by this Agreement.

                       Escrow Agent shall not have the right to represent any party hereto in any dispute between the parties hereto with respect to any escrowed documents or funds.

                       Nothing in this Agreement, express or implied, shall give to anyone, other than the parties hereto and their respective permitted successor and assigns, any benefit, or any legal or equitable right, remedy or claim, under or in respect of this Agreement or the escrow contemplated hereby.


                                   ARTICLE XVI
                            MISCELLANEOUS PROVISIONS.
                            -------------------------

16.1. Integration of Agreement. This Agreement constitutes the entire agreement between the parties with respect to the transactions contemplated herein, and it supersedes all prior discussions, understandings or agreements between the parties.

16.2. Binding Effect. This Agreement shall be binding without any further act, consent or approval and shall be binding upon and inure to the benefit of the parties hereto, and their respective successors, personal representatives, heirs and assigns.

16.3. Waiver; Modification. Failure by Purchaser or Seller to insist upon or enforce any of their respective rights hereunder shall not constitute a waiver thereof, except as provided for herein. No waiver of or modification or amendment to any of the provisions of this Agreement shall be valid unless in writing and executed by the parties against whom it is sought to be enforced.

16.4. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without regard to the laws of conflict of laws.

16.5. Headings. The paragraphs or section headings herein are for convenience of reference only and shall not be deemed to vary the content of this Agreement or the covenants, agreements, representations and warranties herein set forth or limit the provisions or scope thereof.

16.6. Counterparts. This Agreement may be executed in as many counterparts as may be required and it shall not be necessary that the signature of, on behalf of, each party, or appear on more than one counterpart. All counterparts shall collectively constitute a single agreement. Any signature sent by facsimile transmission shall be effective as an original signature.

16.7. Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, sent by Federal Express or other comparable overnight courier, or mailed by first class, registered or certified mail, return receipt requested, postage prepaid:

                       If to Seller:

                           BXI Corporation
                           3110 Empire Street
                           Burbank, CA 91504
                           Phone: (818) 563-4966
                           Fax:  (818) 563-4965
                           Attention: Robert G. Bessler

                           ITEX Corporation
                           10300 Southwest Greenburg Road
                           Suite 370
                           Portland, Oregon 97223
                           Phone:  (503) 244-4673
                           Fax:  (503) 245-0748
                           Attention: Collie Christensen

                           with a copy to:

                           Donovan Snyder, Esq.
                           General Counsel
                           ITEX Corporation
                           P.O. Box 2309
                           Portland, Oregon 97208-2309
                           Phone:  (503) 244-4673
                           Fax:  (503) 293-2610

or to such other address as may have been furnished by Seller to Purchaser in writing.

                       If to Purchaser:

                           TAHO Enterprises, Inc.

                           PO Box 69
                           Newton Center, MA 02459
                           Phone:  (617) 965-4400
                           Fax:  (617) 527-6005
                           Attention: Paul St. Martin

                           with a copy to:
                              Sweder & Ross, LLP
                              21 Custom House
                              Boston, MA 02110
                              Phone: (617) 646-4466
                              Fax: (617) 646-4470
                              Attention:  Luis Cruz

or to such other address as may have been furnished by Purchaser to Seller in writing.

         Any notice, request, consent or other communications shall be deemed complete and effective upon receipt or refusal to accept delivery as indicated in the return receipt or in the receipt of Federal Express or other overnight courier service.

16.8. Assignment. Neither party shall have the right to assign this Agreement to any other person or entity without the other party's approval thereto, which approval may be withheld in such other party's its sole and absolute discretion. Notwithstanding the foregoing, upon written notice to Seller, Purchaser shall have the right to assign its interest in this Agreement to an affiliate or principal of Purchaser or any entity in which Purchaser or any affiliate or principal of Purchaser has an interest.

16.9. Partial Invalidity. If any provision or provisions in this Agreement is found by a court of law to be in violation of any applicable local, state or federal ordinance, statute, law, administrative or judicial decision, or public policy, and if such court should declare such portion, provision or provisions of this Agreement to be illegal, invalid, unlawful, void or unenforceable as written, then such portion provision or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void or unenforceable portion, provision or provisions were not contained therein, and that the rights, obligations and interest of Purchaser and Seller under the remainder of this Agreement shall continue in all force and effect.

16.10. Time of the Essence. Time shall be of the essence with respect to all of the terms, conditions and provisions of this Agreement.

16.11. Termination. Upon termination of this Agreement for any reason by either party, Purchaser shall have the obligation to return to Seller all information and documents obtained from Seller or from Purchaser's inspections and Purchaser agrees that it shall not disclose to any third party the contents thereof after their return to Seller. Purchaser shall deliver to Seller copies of all written reports which may have been prepared at Purchaser's request.

16.12. Confidentiality. It is understood that neither Purchaser nor Seller nor any entity directly or indirectly controlled by either of them will make any disclosure or publicity release pertaining to the existence of this Agreement or the subject matter contained herein, except to Purchaser's and Seller's professional advisors, for the financing of the purchase hereunder, for the performance of Seller's and Purchaser's obligations hereunder, or with the written consent of the other party.

16.13. Preservation of Goodwill. Following the Closing, Seller shall restrict its activities and the activities of any persons controlled by Seller so that Purchaser's reasonable expectations with respect to the goodwill, business reputation, employee relations, current Brokers, Clients, and prospects connected with the Assets, Business and Property of BXI Corporation will not be materially impaired.

                       (a) In furtherance but not in limitation of this general obligation, for a period of three (3) years after the Closing Date, BXI Corporation agrees not to compete or interfere, directly or indirectly, with the Business or Purchaser by: (i) engaging in the retail barter, corporate barter, trade exchange or any other business similar or related to the Business transferred to Purchaser hereunder, except as provided in Section 15.13 (e);
(ii) soliciting any of the Brokers or Clients of the Business; (iii) damaging or interfering with the operation of the Business by Purchaser; (iv) soliciting employees, vendors or other third parties away from the Business; or (v) using in any way or allowing any other person to use any of the trade secrets, current mailing lists, Client lists and other proprietary information of the Business.

                       (b) The parties intend that the covenants contained herein shall be construed as a series of separate covenants, one for each local market in which Seller currently does business. Except for geographic coverage, each covenant shall be deemed identical in terms to the covenant contained herein. If, in any judicial proceeding, the court shall refuse to enforce any of the separate covenants deemed included in this section, then this unenforceable covenant shall be deemed eliminated from these provisions for purposes of the other separate covenants to be enforced.

                       (c) Seller will not disclose or allow any other persons to disclose to any person, corporation, business entity of any form, either directly or indirectly, or use for its own benefits any proprietary, non-public information of the Business (including trade secrets, price lists, pricing data, mailing information to the extent that it is not otherwise readily available public information) unless Purchaser first grants written permission or unless required by court or administrative order or other lawful process.

                       (d) The provisions of this Section 15.13 shall be enforceable by injunction, in addition to all other rights and remedies of Purchaser in the event of Seller's breach hereof. Any proceedings to enforce the provisions of this Section 15.13 may be through legal action in courts of law in any appropriate jurisdiction and venue or through binding arbitration as provided herein.

                       (e) Notwithstanding any other provisions hereof, the parties acknowledge and agree that ITEX is engaged and will continue to be engaged in the retail barter, corporate barter, trade exchange and other businesses similar or related to the Business transferred to Purchaser hereunder. Nothing contained herein shall in any way restrict or limit the right and ability of ITEX Corporation or its subsidiaries to continue to carry on its own retail barter, corporate barter, trade exchange and other businesses, including by competing with the Business transferred to Purchaser hereunder. However, ITEX shall not (i) solicit the Clients (known to it to be Clients), current Brokers, and employees of the Business; (ii) use the proprietary, non-public information transferred to Purchaser hereunder; (iii) wrongfully damage or interfere with the operation of the Business by Purchaser; or (iv) do other prohibited acts in accordance with the provisions hereof.

                       (f) If any court or other tribunal determines that any of the provisions of this Section 15.13 is invalid or unenforceable as written, then the parties hereto expressly agree that the terms of this Section shall be deemed modified to the extent necessary to be valid and enforceable.

16.14. Arbitration. Except as provided in Section 15.3 (d), any and all disputes arising out of this Agreement shall be decided by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in Los Angeles, California.

16.15. Attorney's Fees. In the event that any party is required to retain the services of any attorney to enforce or defend any matter or claim arising out of or in connection with this Agreement, including any dispute decided by arbitration, then the prevailing party (as evidenced by the court's judgement or arbitrator's award) shall be entitled to receive its reasonable attorney's fees and costs from the other party.

16.16. Post-Closing Cooperation. Purchase and Seller shall cooperate with each other after the Closing with respect to all financial and tax reporting and other aspects of the transaction. ITEX Corporation's auditors shall have access to all Books and Records and reasonable use of Purchaser's employees for purposes of preparing Seller's financial statements through the Closing Date and for tax reporting purposes. Each party shall cooperate and assist the other with respect to reasonable information requests concerning the Clients, Brokers, assumed liabilities, litigation and other aspects of the Business.

                  IN WITNESS WHEREOF, the parties have duly executed this agreement on the dates indicated next to the signature of each, effective as of the day and year first above written.

SELLER:                                     PURCHASER:
BXI CORPORATION                             TAHO ENTERPRISES, INC.



By  /s/ Robert G. Bessler                   By  /s/ Paul St. Martin
  ---------------------------------           ---------------------------------
  Robert G. Bessler, President                Paul St. Martin, President

IME, INC.


By  /s/Collins Christensen
  ---------------------------------
  Collins Christensen, President

ITEX CORPORATION



By  /s/ Collins Christensen
  ---------------------------------
  Collins Christensen, President and CEO